Exhibit 15(a)




   UniSource Energy Corporation
   220 West Sixth Street
   Tucson, Arizona 85701



   Ladies and Gentlemen:

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of UniSource Energy Corporation and subsidiaries (the Company) for the period ended March 31, 1997 as indicated in our report dated February 23, 1998; because we did not perform an audit, we express no opinion on that information.

   We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 is incorporated by reference in this Registration Statement of the Company on Form S-4.

   We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


   /s/ Deloitte & Touche LLP

   Deloitte & Touche LLP

   Tucson, Arizona
   August 4, 1998